Exhibit 99.1

Flux Power Sees Ramping Lithium Forklift Battery Adoption as

First-Four-Months Orders Rose to $0.8M vs. FY 2017 Full Year Revenue of $0.9M,

Investor Update Call Today at Noon ET

Vista, CA – October 25, 2017 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium industrial batteries today reviewed recent sales, marketing and product development progress in its lithium forklift battery business. Flux will host a conference call today at noon ET to update investors and answer questions (details below).

Flux CEO, Ron Dutt, commented, “After four years of development and customer and channel communications, we believe the industry-wide adoption of lithium-ion forklift batteries has begun and will continue to gain momentum going forward. Many leading global companies – with intensive material handling requirements - now recognize the clear performance, safety and total cost benefits of lithium power vs. lead-acid solutions and are now at various stages of procurement evaluation, planning and initial deployments.

“Flux is committed to building out our product lines to serve this growing market. We believe the long-term sales potential for the displacement of lead-acid solutions with lithium power represents a multi-billion-dollar opportunity, and Flux is very well positioned to play a meaningful role.”

Highlights

●	Flux has refocused its sales effort and substantially enhanced its sales team over the last six months, contributing to strong year-to-date order activity and a growing sales pipeline.
o	Appointed new national sales director, Tod Kilgore, who has repositioned Flux’s sales strategy and recruited new sales management targeting four geographic regions.
o

Flux’s regional sales team brings a new level of experience and relationships in the material handling equipment and battery segments. The new team has already made significant progress advancing dialogues with customers, OEMs, dealers and battery distributors.

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Customer focus has been shifted to Fortune 500 companies and other large end-users with significant national or regional forklift fleets. It had become clear that the distribution channel was not yet effective in catalyzing purchasing interest from key customers, a function that Flux’s enhanced team is now well suited to execute.

●	In the first 4 months of FY 2018, Flux has secured $0.8M in orders for Class 3 lithium LiFT Pack batteries. In comparison, Flux had total revenue of $474,000 in the first six months of fiscal 2017.
o

Includes Q1’18 sales plus a $0.5M order - Flux’s largest-ever - from a global beverage company for delivery in November. Flux is in discussions on a similar-sized order with same customer with a potential delivery in January 2018.

o	Includes a $100,000 recently-shipped initial order from a national food distributor.

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Flux continues to work closely with leading forklift OEMs to advance customer exposure and access to Flux Lithium packs. Flux’s Class 3 LiFT Packs have received technical approvals from several of the largest forklift OEMs, and Flux continues to work toward its goal of making its lithium batteries a standard OEM option both for lead-acid replacement and for new equipment.

o	Several recent Flux orders have been facilitated by OEMs, and Flux is developing specific products at the request of certain OEMs.
o	Flux expects significant developments on the OEM front within the next several months. However, because of non-disclosure agreements, Flux is unable to comment further on its OEM dialogues.

●	Flux continues to develop much larger lithium battery solutions for Class 1 and Class 2 material handling equipment.
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The Class 1 and 2 equipment markets are a natural progression of Flux’s business, leveraging its scalable technology and design, while also enabling Flux to serve larger customers seeking one lithium battery vendor to address all their material handling equipment needs.

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The Class 1 and 2 forklift battery market, while about equal to Class 3 based on units sold, is far larger than Class 3 in terms of revenue. Contemplated pricing for Flux’s Class 1 and 2 battery solutions is four-to-six times that of its Class 3 Walkie LiFT Packs.

o

Flux customers will begin evaluation of Class 1 packs in November, with commercial production targeted to begin in the first calendar quarter of 2018. Development of packs for Class 2 equipment is on track, trailing the progress of Class 1 by approximately two months.

●	LiFT Pack production capacity continues to expand over recent quarters to 56 packs per week, with an increase to 84 packs per week targeted for early November.

●	Flux has successfully completed audits for ISO 9001 certification and is awaiting issuance of the formal certification document.
o	ISO 9001 compliance is well established as an industry standard and provides the foundation for meeting standardized customer quality and delivery requirements.

Flux Q1 and First Half FY 2018 Preview

Q4’17 and Q1’18 revenue was slowed due to the rebuilding of Flux’s sales team over the last six months, along with the strategic repositioning of Flux’s go-to-market strategy to focus directly on larger end-customers which tend to have longer sales cycles. The recent ramp in interest and order activity is a clear indication of improved sales traction being generated by the new sales strategy and team.

Reflecting Flux’s shift in sales strategy and resources, along with a migration in sourcing strategy for onboard chargers, Flux anticipates Q1 ’18 revenue to be only slightly higher than Q4’17 revenue of $121,000 and well below year-ago Q1’17 revenue of $293,000.

Based only on orders to date, Flux anticipates revenue in the first half of fiscal 2018 ending December 31, 2017 to increase 27% - 69% to $600,000- $800,000, compared to revenue of $474,000 in the first half of fiscal 2017.

Flux is experiencing increased interest from a range of new and existing customers that reflects a growing recognition of the operational and cost benefits of lithium motive power solutions. Flux’s expanded regional sales team is working closely with a select set of larger end users in order to support the initiation of their deployment of lithium battery solutions.

Gross margin continues to benefit from improvements in design and sourcing, partially offset by early-stage sales volumes and infrastructure building. Flux has identified a series of additional design and sourcing enhancements that it intends to implement over the next twelve months in order to progress gross margins toward its target of 30%.

Flux Investor Call:

Date/Time:	Wednesday, October 25, 2017 at Noon ET

Dial-in Number:	1-866-652-5200 (domestic) or 1-412-317-6060 (international)

Questions:	Will be taken on the call or can be submitted via email to flux@catalyst-ir.com or by calling our investor relations team 212 924 9800.

Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Flux’s website when available.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system (BMS) and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of ☒operations, financial condition and performance will not differ materially from the ☒results of operations, financial condition and performance reflected or implied by these forward-☒looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com